EXHIBIT 2.2

                        LICENSE AND CONSULTING AGREEMENT

     This License and Consulting Agreement ("Agreement") is made and entered into this 1st day of February, 1999 (the "Effective Date"), by and between Lightstone Capital Management LLC, having an address at Suite 301, 16 Midchester Avenue, White Plains, New York 10606-3605 ("LCM") whose President and employee is John B. Lightstone ("Lightstone") and Dean Witter Reynolds Inc., having an address at 2 World Trade Center, New York, New York 10048 ("DWR").

                                    RECITALS

     WHEREAS, DWR desires to engage LCM, and, through LCM, Lightstone as a consultant on the terms and conditions provided in this Agreement; and

     WHEREAS, LCM desires to accept such engagement, including providing Lightstone, to render consulting services to DWR on the terms and conditions provided in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations herein, DWR agrees with LCM, and LCM agrees with DWR as follows:

     DWR hereby engages LCM, and, through LCM, Lightstone, as a consultant in connection with the development, sponsorship and supervision by DWR of certain unit investment trusts, and DWR's marketing, offering and sale of units of such trusts. The proposed trusts developed with the assistance of LCM (the "LCM Trusts" as defined below) shall be investment companies which invest in securities that have been selected pursuant to the selection criteria of certain elements and rules (a "Substrategy" as defined below). Units of LCM Trusts will be registered, as necessary, pursuant to applicable registration statements ("Registration Statements") filed with the Securities and Exchange Commission.

     I.   DEFINITIONS.
          ------------

     The terms defined in this Section shall, for purposes of this Agreement, have the meanings specified in this Section:

     1. "Affiliate" means an entity controlled by, under control of, or under common control with, another entity.

     2. "Business Day" is any day on which major commercial banks in New York City are open for business.

     3. "DWR Information" is the trade secrets, intellectual property and other proprietary or confidential information of DWR, including but not limited to business plans relating to LCM Trusts, that is subject to the provisions of Exhibit A.

     4. "Exhibit A" is the Trade Secret and Confidentiality Agreement, as defined below.

     5. "LCM Information" is the trade secrets, intellectual property and other proprietary or confidential information of LCM, including but not limited to Substrategies, that is subject to the provisions of Exhibit A.

     6. "LCM Trust" is a Unit Investment Trust that is substantially based upon, or uses a Substrategy and/or the consulting service of LCM in the selection of a majority of the securities in its Portfolio and the units of which are offered and sold by DWR, its Affiliates or any of their sub-licensees.

     7. "Portfolio" is a combined holding of one or more securities by a LCM Trust.

     8. "Proposed LCM Trust" is a proposed Unit Investment Trust that will be a LCM Trust once it is registered with the Securities and Exchange Commission, and which is actually offered to the public during the term of this Agreement or within six (6) months after this Agreement terminates.

     9. "Substrategy" is a series of specified elements or rules developed and owned by LCM that are used to target securities for a UIT. Substrategy does not include any investment strategy developed by DWR independently of LCM and without utilizing LCM Information or information derived therefrom.

     10. "Substrategy Letter" is the LCM Information defining a particular Substrategy in letter form and offered to DWR. A form of a Substrategy Letter is attached at Exhibit A-2.

     11. "Trade Secret and Confidentiality Agreement" is the agreement governing, among other things, restrictions on access to DWR Information and LCM Information, executed by the parties hereto along with this Agreement, and which forms a part of this Agreement. The Trade Secret and Confidentiality Agreement is attached hereto as Exhibit A.

     12. "Unit Investment Trust" or "UIT" is an investment company, as defined in the Investment Company Act of 1940, as amended (the "1940 Act").


     II.  LICENSE TO BENEFIT FROM AND RIGHT OF USE OF SUBSTRATEGIES.
          ----------------------------------------------------------

     1. LCM hereby grants to DWR and its Affiliates an exclusive, world-wide license to benefit from and right of use of any Substrategy created by LCM for use in a UIT. LCM shall not license any Substrategy for use in any UIT other than to DWR. DWR shall use its best efforts to promote and market LCM Trusts, either through DWR and its Affiliates' own offering of LCM Trusts and/or through sub-licensing the right of use of a Substrategy to a sub-licensee. This right shall be non-transferable, except that DWR and its Affiliates may sub-license to a sub-licensee provided such sub-licensee is approved by LCM in advance, which approval shall not be unreasonably withheld, for use by DWR and its Affiliates and their sub-licensees with regard to LCM Trusts. In the event that DWR sub-licenses the right to use of and benefit from a Substrategy to a sub-licensee. DWR shall pay to LCM the compensation related to the value of net assets on deposit of any sub-licensee LCM Trust in accordance with Section IX. Each sub-licensee shall be advised that the LCM Information is being disclosed subject to the terms of this Agreement and may not be disclosed or accessed other than pursuant to the terms hereof, including any applicable Access Restrictions. Before any sub-licensee is given access to LCM Information, it must agree in writing to be bound by the provisions of this Agreement relating to sub-licensees by executing a Certification in the form annexed as Schedule B.

     2. When requested by DWR, LCM shall provide Substrategies and/or Portfolios generated therefrom to DWR, provided that DWR shall allow LCM a reasonable period of time to provide such Substrategies and/or Portfolios.

     3. LCM agrees that DWR and its Affiliates and their sub-licensees may create one or more series of the LCM Trusts based on the Substrategies.

     4. LCM agrees that, upon the request and as requested by DWR, it will provide the consulting services of Lightstone to DWR, and Lightstone has agreed with LCM to perform such services on behalf of LCM, related to such right of use of the Substrategies licensed herein.

     5. After LCM provides a Substrategy and/or Portfolios to DWR, any additional value in the LCM Trusts created by DWR and its Affiliates and their sub-licensees through the actions of DWR and its Affiliates or persons retained by DWR and its Affiliates shall belong solely to DWR and LCM shall have no right to or interest to such added value nor be entitled to any compensation therefor.

     6. Notwithstanding any other provision of this Agreement, the compensation provisions of this Agreement do not apply to any other products and services, other than the LCM Trusts and related consulting services or as otherwise approved in writing by LCM and DWR, offered by DWR and its Affiliates and their sub-licensees, and DWR and its Affiliates and their sub-licensees agree not to use any LCM Information or information derived therefrom in any other products and services, other than the LCM Trusts, offered by DWR and its Affiliates and their sub-licensees absent written agreement with LCM.


     III. LICENSE TO BENEFIT FROM AND RIGHT OF USE OF LCM MARKS.
          ------------------------------------------------------

     1. With the prior approval and consent of LCM, which consent shall not be unreasonably withheld so long as the quality and manner of use is equivalent to the quality and manner in which DWR uses its own trademarks and trade names, DWR may use the trade names and/or trademarks of LCM, including but not limited to: "LIGHTSTONE," "LIGHTSTONE CAPITAL MANAGEMENT," "JOHN LIGHTSTONE," "LCM," "LCM INVESTMENT SERVICES" and the like (the "LCM Marks"), in conjunction with a LCM Trust.

     2. If requested by DWR, LCM will consent to the use of LCM Marks in any Registration Statement and/or filing related to a LCM Trust with the SEC or other regulatory agency and in the name of any LCM Trust and the filing of such consent as part of the Registration Statement.

     3.   DWR Marketing Material.

     a) DWR and its Affiliates and their sub-licensees will have sole responsibility for developing its own marketing material. In connection with Proposed LCM Trusts and LCM Trusts, DWR and its Affiliates and their sub-licensees may, with the prior approval and consent of LCM as provided above, which approval and consent shall not be unreasonably withheld, include the LCM Marks and/or a description of the consulting services provided by LCM or Lightstone pursuant to this Agreement in prospectuses, Registration Statements, offering documents, filings, sales literature, advertisements and correspondence related thereto and the like ("Marketing Materials").

     b) DWR and its Affiliates and their sub-licensees may also, with the prior approval and consent of LCM as noted above, include references to the consulting services provided by LCM or Lightstone whether or not the LCM Marks are specifically mentioned in Marketing Materials, provided that, with regard to references to the consulting services provided by LCM or Lightstone, any such Marketing Materials developed by DWR and its Affiliates that references such consulting services provided by LCM or Lightstone shall be subject to LCM's five (5) business day review period and approval (such approval not to be unreasonably delayed or denied) prior to dissemination by DWR and its Affiliates. Notwithstanding the above, language that has been approved by LCM in the past will not need approval for use in new Marketing Materials where the context of the reference remains the same and the Marketing Materials are used for the same or similar purpose as the prior approved use.

     c) LCM shall make Lightstone available, subject to scheduling conflicts and reasonable advance notice, to appear and participate in seminars and presentations relating to marketing LCM Trusts for up to thirty
          (30) days per calendar year without payment of any additional fees therefor other than as provided in this Agreement in Section IX, Paragraph 1. Reasonable expenses incurred by LCM in connection with such participation shall be payable by DWR. The availability of Lightstone for additional days may be subject to a per diem fee.


     IV.  TERM OF AGREEMENT.
          ------------------

     1. This Agreement shall continue from the Effective Date hereof and for a period of five (5) years, unless earlier terminated as provided herein.

     2. On each anniversary of the Effective Date, the five (5) year period will begin anew unless either party gives written notice to the other party at least 60 days prior to that anniversary that it does not wish to extend the term of this Agreement. In the event that such notice is given by either party, the contract will extend for five (5) years from the next anniversary of the Effective Date after the date of such notice.

     3. Notwithstanding the above, DWR may in its sole discretion for any reason terminate this agreement immediately at any time by providing notice and a termination payment of $160,000 within thirty (30) days of such notice. In the event of a termination pursuant to this Paragraph, Section XII Paragraphs (3) and (4) shall apply.

     V.   RIGHT OF FIRST OFFER AND EXCLUSIVITY.
          -------------------------------------

     1. LCM and through LCM, Lightstone, agree that during the term of this Agreement, LCM will first offer to DWR the exclusive right to the use of and benefit, from any investment strategy it creates for any other equity investment product apart form UITs. DWR shall have thirty (30) days from such offer to give written notice to LCM that DWR wishes to accept the exclusive right to the use of and benefit from such investment strategy, and thereafter DWR shall use its best efforts to agree to terms of an agreement with LCM in a timely manner. If DWR does not give a written notice of acceptance or if DWR and LCM have not come to an agreement within ninety (90) days from such offer, LCM shall be free to offer such investment strategy to any other party.

     VI.  IDENTIFICATION OF SECURITIES FOR LCM TRUSTS.
          --------------------------------------------

     1. During the term of this Agreement, LCM will provide to DWR, upon the request of DWR, a Substrategy relating to a series of LCM Trusts. DWR shall have the right to use the Substrategy and the consulting services of LCM to choose securities for inclusion in the LCM Trust's Portfolio. Notwithstanding the above, Portfolio selection will be in the sole discretion of DWR based upon all information available to it, including the results from the Substrategy selection process, market capitalization and liquidity requirements, among other factors, and DWR shall be solely responsible for providing Portfolios and LCM Trusts and that are in compliance with applicable regulatory requirements. LCM shall provide the data needed in DWR's discretion to comply with applicable regulatory requirements.

     2. Furthermore, DWR or the trustee of a LCM Trust shall determine, in their sole discretion and based upon all information available to them, whether, it is in the interest of the LCM Trusts to retain, sell, redeem, liquidate or dispose of a particular Portfolio Security.

     3. LCM's obligation to deliver any Substrategy or Portfolio to DWR shall be subject to LCM's receipt of sufficient data in a timely fashion from a reliable data gathering institution, the identity of which shall be mutually agreed upon by both parties.

     VII. DISCLOSURE OF INFORMATION.
          --------------------------

     1. LCM shall provide DWR with sufficient and complete information about each Substrategy, including a Substrategy Letter defining a given Substrategy, for use by DWR in choosing securities for inclusion in a Portfolio for a LCM Trust and in conducting due diligence, back-testing and in preparing offering document disclosure, Registration Statement, Marketing Materials and nay other LCM Trust or offering document. LCM shall also provide DWR with information about LCM's business and operations reasonably necessary for such purposes.

     2. LCM shall be afforded the opportunity to comment upon those provisions of a LCM Trust's prospectus and marketing materials specifically referring to or describing LCM, Lightstone or the consulting services provided herein, or using the LCM trade names and/or trademarks.

     3. LCM hereby warrants and covenants that the information provided by LCM for inclusion in a Registration Statement, offering materials and Marketing Materials and the like of any LCM Trust, will not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4. LCM shall provide information for inclusion in the Registration Statement, offering document, sales literature or marketing document for a LCM Trust, as determined by DWR or counsel thereto or as requested by the Staff at the Securities and Exchange Commission ("SEC") or National Association of Securities Dealers ("NASD").

     5. DWR shall determine the disclosure to be provided to the SEC, NASD and/or included in a document relating to the LCM Trust and LCM shall provide such information for such disclosure.

     6. With respect to the above, both parties shall use their best efforts to preserve the confidentiality of LCM Information in any such disclosure.

    VIII. EXCLUSIVE SERVICES.
          -------------------

     1. DWR agrees, during the term of this Agreement, for any LCM Trust, to retain LCM to provide the consulting services described herein with respect to such series of LCM Trusts.

     2. LCM agrees, during the term of this Agreement, for any LCM Trust, to provide the consulting services described herein with respect to such series of LCM Trusts.

     3. During the term of this Agreement, no one other than DWR and its Affiliates and their sub-licensees may offer, sponsor, sell or distribute, directly or indirectly, any UITs based on LCM information or data and DWR, its Affiliates and their sub-licensees may do so only in accordance with the terms of this Agreement.

     IX.  COMPENSATION.
          -------------

     1. During the term of this Agreement, DWR shall pay LCM $80,000.00 per year for consulting services performed in connection with this Agreement. Such payment shall be made in quarterly installments payable on the first Business Day of each calendar quarter, starting on January 4, 1999, with the first payment due within ten (10) business days of the execution of this Agreement.

     2. DWR, its Affiliates or their sub-licensees as the case may be, or the LCM Trust shall pay LCM a fee equal to fifteen basis points (0.15%) of the total value of the net assets deposited in the LCM Trust, at the time of deposit, at the end of the primary offering period (the "Deposit Fee").

     3. DWR, its Affiliates or their sub-licensees as the case may be, or the LCM Trust shall pay LCM a fee equal to ten basis points (0.10%) of the total value of assets, at the time of the move, moved by unit holders form one LCM Trust to another LCM Trust (a "Rollover"), which assets shall be excluded from the net assets for purposes of determining the Deposit Fee.

     4. Any fees payable to LCM based on the value of the net assets deposited in a LCM Trust shall be payable by DWR or a LCM Trust within 30 days after the end of the primary offering period and shall include a statement detailing the amount of net assets deposited in and Rollovers for such LCM Trust.

     5. LCM or its representatives shall have the right to audit the books and records of DWR and any LCM Trust once within any twelve (12) month period, upon reasonable notice, during normal business hours. Such audit shall be limited to determining the amount of any fees payable to LCM which are based on the value of the net assets deposited in any LCM Trust. In the event that such determination shows that any fees actually paid to LCM with respect to a LCM Trust are at least 10% less than the fees that should have been paid, in addition to DWR paying such difference to LCM, DWR shall also reimburse LCM for the reasonable costs of such audit.

     X.   EXPENSES.
          ---------

     1. Each party shall be responsible for all of its own expenses incurred in connection with this Agreement; provided, however, that in the event that LCM incurs reasonable travel expenses in connection with the promotion of the LCM Trusts at the request of DWR, then DWR shall reimburse LCM for all such reasonable expenses.

     2. Expenses incurred for the acquisition of data to be utilized in the creation of the Substrategies and Portfolios shall be the sole responsibility of DWR. LCM shall be free to use the data so acquired for any further use it sees fit.

     XI.  CONFIDENTIALITY.
          ----------------

     1. The terms of this Agreement, and all confidential, proprietary information provided by any party (the "Disclosing Party") to the other (the "Receiving Party"), including but not limited to DWR Information and LCM Information, shall be considered confidential information ("Confidential Information").

     2. Confidential Information includes, without limitation, business operations or business plans, proprietary technology, non-public information, trade secrets and know-how, whether presented in writing or in any other tangible medium, or presented verbally, that the Disclosing Party has identified as, or which the Receiving Party has a reasonable basis to know is, confidential, a secret, or not public information, or if the information relates to the intellectual property or the business of a party.

     3. No information shall be treated as Confidential Information if the Receiving Party can show that such information was (i) prior to receipt from the Disclosing Party, in the possession of the Receiving Party, or (ii) in the public domain at the time of its disclosure or subsequently came into the public domain other than by a breach of this paragraph by it, or (iii) after disclosure hereunder, was received from a third person or entity that did not obtain it from a party hereto and is under no obligation to maintain the information in secret, or (iv) independently developed by the Receiving Party without the benefit of the Confidential Information. Each party agrees that it will hold and protect all Confidential Information in a confidential manner, and will take appropriate action to preserve such confidentiality by instruction or agreement with its agents and representatives who will be, have or have been permitted access to the information. Further, each party agrees to not make use of any Confidential Information except to use it in accordance with the terms of this Agreement.

     a) The Receiving Party agrees not to disclose Confidential Information or any information derived therefrom, to any person or entity except as requested by a judicial, quasi-judicial or regulatory agency, or deemed necessary by DWR or its counsel with respect to a legal or regulatory process, provided however, after consultation between the parties, the Disclosing Party has a fair opportunity to contest such requested disclosure.

     b) Notwithstanding the above, however, the Disclosing Party shall cooperate in the establishment and maintenance of a candid and congenial relationship with any such judicial, quasi-judicial or regulatory agency requesting disclosure of Confidential Information. It may become important that information that would otherwise be deemed Confidential Information or Trade Secret Information be disclosed to the Securities and Exchange Commission or in an offering document for an LCM Trust. Before doing so, DWR will consult with LCM as to the divulgence of such disclosure. If the parties agree to such divulgence, then the information which becomes public as a result of such disclosure will be deemed not to be Confidential Information or Trade Secret Information.

     4. Any disclosure of information in a Registration Statement, offering document, sales literature, regulatory agency filing or communication by DWR and its Affiliates and their sub-licensees shall be deemed a permitted public disclosure and divulgence of such information, and not a breach of these confidentiality provisions, even if such information would have otherwise been Confidential Information.

     5. Each party agrees not to copy any Confidential Information provided by another party except as necessary to comply with the terms of this Agreement.

     6. Each party agrees not to reverse engineer any Confidential Information provided by another party.

     7. Each party agrees that it shall acquire no rights to or an interest in or divulge any Confidential Information about any or all of the business operations of the other party except as necessary to comply with the terms of this Agreement.

     8. Except in connection with the LCM Trusts, each party agrees that it shall not make use of any audit report or other analysis performed or obtained by the other party or persons retained by such other party relating to a Substrategy performance. Notwithstanding the above, any such audit report or other analysis that is published in any publicly available medium (without breaching the confidentiality provisions of this Agreement) shall thereafter not be Confidential Information.

     9. The Confidential Information and Trade Secret Information identified in Exhibit A shall also be subject to additional restrictions and provisions as disclosed in Exhibit A. Where Exhibit A conflicts with the provisions of this Section, the provisions of Exhibit A shall control, except that the disclosure provisions of Section VII and
          Section XI, Paragraph 3 and 4 shall in all cases take precedence.

     10. The confidentiality obligations imposed on the parties pursuant to this Agreement shall survive termination of this Agreement for ten
          (10) years.

     XII. TERMINATION.
          ------------

     1. In addition to the termination provisions under Section IV, this Agreement shall continue in full force and effect until the termination by a party at any time upon six (6) days written notice after the occurrence with respect to the other party of:

     a) Notice of a Change in Control of the other party, as that term is defined below, it being understood that each party is obligated herein to provide the other party with notice of such Change in Control as soon as it is reasonably aware that such Change in Control is imminent and is allowed to divulge that information; or

     b) The breach of any provision of this Agreement, willful misconduct, bad faith or any continuing disregard of the other party's obligations and duties hereunder, provided such other party has been given written notice of such breach or failure to satisfy its obligations and duties and has failed to cure or remedy such failure to satisfy its obligations and duties within fifteen (15) days of such notice.

     2. For purposes of this Section, "Change in Control" shall mean (i) the sale, transfer or assignment of a majority of a party's outstanding voting securities, and (ii) with respect to LCM, the death, resignation, retirement or incapacity of Lightstone or the termination of Lightstone's employment from LCM, provided however, Change in Control shall not include (ii) if a suitable replacement for Lightstone is made available to DWR by LCM and such replacement is approved by DWR, such approval to not be withheld if DWR in good faith believes such replacement can fulfill the obligations of this Agreement.

     3. Upon the occurrence of a termination pursuant to this Section or in the event that this Agreement terminates pursuant to Section IV, DWR and its Affiliates and their sub=licensees shall not create nor register any new LCM Trusts other than the Proposed LCM Trusts. In such case, DWR's right to use of and benefit from the Substrategies and LCM Information for existing LCM Trusts and Proposed LCM Trusts shall be a non-exclusive basis.

     4. Upon the occurrence of a termination pursuant to this Section or in the event that this Agreement terminates pursuant to Section IV, LCM shall be paid any and all fees based on net assets deposited in any LCM Trusts accrued through the Termination Date within thirty (30) business days after such termination. In the event of termination of this Agreement pursuant to this Section XII, Paragraphs 1(a) and 1(b), LCM shall not be paid the amount set forth in Section IV, paragraph 3.

     5. Notwithstanding termination of this Agreement by either party DWR and its Affiliates and their sub-licensees may continue to offer and sell Units of any series of LCM Trusts or Proposed LCM Trusts existing or proposed at the time of termination, and the Compensation provisions of this Agreement related to the value of net assets deposited in any LCM Trust or Proposed LCM Trust shall apply.

    XIII. REPRESENTATION, WARRANTIES AND COVENANTS.
          -----------------------------------------

     1.   LCM represents, warrants and covenants that:

     a) LCM is and shall continue to be, during the term of this Agreement, the exclusive owner of the Substrategies created by LCM and the LCM Marks, with good title to all rights therein, and LCM has and shall continue to have, during the term of this Agreement, the right to license the Substrategies and the LCM Marks to DWR on an exclusive basis. LCM has maintained and shall continue to maintain, during the term of this Agreement, in confidence its Substrategies and it has not previously disclosed and shall not disclose, during the term of this Agreement, any Substrategies to any other entity.

     b) LCM is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified to do business in every jurisdiction where the character of its businesses or nature of its properties makes such qualification necessary, and shall continue to be so during the term of this Agreement.

     c) LCM has all requisite corporate power and authority to conduct its business as presently being conducted or as contemplated by this Agreement and shall continue to have such power and authority during the term of this Agreement.

     d) LCM has full corporate power and authority to enter into this Agreement and has full corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by LCM and the performance by LCM of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LCM at the time of execution.

     e) This Agreement has been duly executed and delivered by LCM and constitutes a valid and binding obligation of LCM, enforceable against LCM in accordance with the terms herein, subject to applicable laws of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     f) The execution and delivery of this Agreement by LCM does not, and the consummation of the transactions contemplated hereby will not: (i) violate any of the provisions of the operating agreement or bylaws of LCM; (ii) result in the breach of, or constitute a default under, or accelerate or permit the acceleration of the performance required by, any contract to which LCM is a party; (iii) to its knowledge, violate any statute, rule, regulation, ordinance, code or other law, order, judgment, writ, injunction, decree or award applicable to LCM; (iv) constitute an event which, with notice, lapse of time or both, would result in any such violation, breach or default; or (v) to its knowledge, result in the creation or imposition of any security interest, pledge, claim, lien, charge, encumbrance, or other right or interest of any other person against the assets of LCM.

     g) Except as has been made or obtained, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality, domestic or foreign, or any third party is required to be made or obtained by LCM in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     h) As of the date of this Agreement, each of LCM and its employees are not a party to any lawsuit, claim, proceeding or investigation that would affect the ability of LCM or its employees to perform their obligations under this Agreement, and, to the knowledge of LCM, no lawsuit, claim, proceeding or investigation has been threatened in writing within the last 24 months, by or against LCM or its employees or any of their assets that would affect the ability of LCM or its employees to perform their obligations under this Agreement.

     2.   DWR represents, warrants and covenants that:

     a) DWR and its Affiliates and their sub-licensees shall be the exclusive sponsor or sponsors of the LCM Trusts, and each of DWR and its Affiliates and their sub-licensees has the right and authority to sponsor and offer LCM Trusts.

     b) DWR is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified to do business in every jurisdiction where the character of its businesses or nature of its properties makes such qualification necessary.

     c) DWR has all requisite corporate power and authority to conduct its business as presently being conducted.

     d) DWR has full corporate power and authority to enter into this Agreement and has full corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SWR and the performance by DWR of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DWR.

     e) This Agreement has been duly executed and delivered by DWR and constitutes a valid and binding obligation of DWR, enforceable against DWR in accordance with the terms herein, subject to applicable laws of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     f) The execution and delivery of this Agreement by DWR does not, and the consummation of the transactions contemplated hereby will not: (i) violate any of the provisions of the articles of incorporation or bylaws of DWR; (ii) result in the breach of, or constitute a default under, or accelerate or permit the acceleration of the performance required by, any contract to which DWR is a party; (iii) to its knowledge, violate any statute, rule, regulation, ordinance, code or other law, order, judgment, writ, injunction, decree or award applicable to DWR; (iv) constitute an event which, with notice, lapse of time or both, would result in any such violation, breach or default; or (v) to its knowledge, result in the creation or imposition of any security interest, pledge, claim lien, charge, encumbrance, or other right or interest of any other person against the assets of DWR.

     g) Except as has been made or obtained, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality, domestic or foreign, or any third party is required to be made or obtained by DWR in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     h) As of the date of this Agreement, DWR is not a party to any lawsuit, claim, proceeding or investigation that would affect the ability of DWR to perform its obligations under this Agreement, and, to the knowledge of DWR, no lawsuit, claim, proceeding or investigation has been threatened in writing within the last 24 months, by or against DWR or any of its assets that would affect the ability of DWR to perform its obligations under this Agreement.

     XIV. INDEMNIFICATION.
          ----------------

     1. DWR shall indemnify LCM and hold LCM and each of LCM's officers, employees and agents harmless from and against any and all liability arising out of:

     a) Any inaccuracy or omission in any prospectus or supplement thereto, Registration Statement of a LCM Trust or annual post-effective statement or any advertising or promotional material and the like with respect to a LCM Trust, but in each case DWR shall have no obligation to indemnify LCM, its officers, employees or agents if, and to the extent, the inaccuracy or omission or alleged inaccuracy or omission was (i) made in reliance upon, and in conformity with information LCM has furnished to DWR or its Affiliates or their sub-licensees for the purpose of such prospectus or supplement thereto, Registration Statement or offering documents of a LCM Trust or annual post-effective amendment updating the information in such Registration Statement or any advertising or promotional material and the like, or
          (ii) due to the negligence of LCM.

     b) Any breach by DWR of any representation, warranty, covenant or obligation contained in this Agreement, except to the extent such liability results from LCM's breach of this Agreement, willful misconduct, bad faith, reckless disregard of LCM's duties or LCM's negligence.

     c) Any violation by DWR of any law or regulation applicable to DWR with respect to a LCM Trust, except to the extent such liability results from LCM's breach of this Agreement, willful misconduct, bad faith or negligence.

     2. LCM shall indemnify and hold harmless DWR, any sponsor or underwriter of the LCM Trusts, and any of their Affiliates and their sub-licensees and each of their officers, directors, employees, partners and agents from and against any and all liability arising out of:

     a) Any inaccuracy or omission in any prospectus or supplement thereto. Registration Statement of a LCM Trust or annual post-effective amendment updating the information in such Registration Statement or any advertising or promotional material and the like with respect to a LCM Trust, but in each case LCM shall have the obligation to indemnify DWR, any sponsor or underwriter of the LCM Trusts, and any of their Affiliates and their sub-licensees and each of their officers, directors, employees, partners and agents only if, and to the extent, the inaccuracy or omission or alleged inaccuracy or omission was made in reliance upon, and in conformity with (i) information LCM has furnished to DWR or its Affiliates or their sub-licensees for the purpose of such prospectus or supplement thereto, Registration Statement of a LCM Trust or annual post-effective amendment updating the information in such Registration Statement or any advertising or promotional material and the like, or (ii) the negligence of LCM.

     b) Any breach by LCM of any representation, warranty, covenant or obligation contained in this Agreement, except to the extent such liability results from DWR's breach of this Agreement, willful misconduct, bad faith, reckless disregard of DWR's duties or DWR's negligence.

     c) Any violation by LCM of any law or regulation applicable to LCM with respect to a LCM Trust, except to the extent such liability results from DWR's breach of this Agreement, willful misconduct, bad faith or negligence.

     XV.  MISCELLANEOUS PROVISIONS.
          -------------------------

     A.   SEVERABILITY.
          -------------

     1. The illegality, invalidity or unenforceability of any provisions of this Agreement shall not affect the legality, validity or enforceability of any other provisions hereof.

     B.   COUNTERPARTS.
          -------------

     1. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument. A photocopy or electronic facsimile of this Agreement or any signature hereon shall be valid as an original.

     C.   CONDITIONS.
          -----------

     1. As a condition precedent to this agreement, opinion of counsel will be provided by Kramer Levin Naftalis & Frankel LLP, stating that, upon due inquiry, counsel believes that LCM can in good faith make the representations, warranties and covenants of Section XIII, Paragraphs 1(a) through 1(h), and that in its opinion neither LCM or Lightstone are or, by taking the actions contemplated by this Agreement, will be an affiliate of DWR under the 1940 Act.

     2. DWR shall be permitted to perform such due diligence as it deems necessary to verify LCM Information including any Substrategy. LCM shall make itself and Lightstone available for consultations to expeditiously complete such due diligence, which shall not in any case last longer than forty-five (45) days after the date of this Agreement. DWR may terminate this Agreement by written notice to LCM if, for any reason, DWR is not reasonably satisfied with the results of such due diligence. In the event of such termination, no payments shall be due to LCM or Lightstone, except for the initial payment due upon execution of this Agreement under Section IX, Paragraph 1.

     D.   ENTIRE AGREEMENT; GOVERNING LAW.
          --------------------------------

     1. This Agreement and the attached Exhibits and Schedules incorporates the entire understanding of the parties and supersedes all previous agreements, and shall be governed by and construed in accordance with the laws of the State of New York.

     2. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all oral communication and prior writings with respect hereto including, but not limited to, the Confidentiality Agreement between Dean Witter Reynolds, Inc. and John B. Lightstone effective as of July 21, 1998, it being understood and agreed by both parties that any information disclosed by one party to the other pursuant to the Confidentiality Agreement between Dean Witter Reynolds Inc. and John
          B. Lightstone effective as of July 21, 1998, shall be subject to the provisions of Confidentiality herein.

     E.   REMEDIES.
          ---------

     1. Each party hereto acknowledges that any breach of the provisions of this Agreement shall result in serious and irreparable injury to the non-breaching party or parties for which monetary damages or other remedies at law will be inadequate. Each party agrees, therefore, that in connection with a breach of this Agreement, in addition to any other remedy that the non-breaching party or parties may have, the non-breaching party or parties shall be entitled to seek to enforce the specific performance of this Agreement by the breaching party or parties in the event of any breach and to seek both temporary and permanent injunctive relief.

     F.   WAIVER.
          -------

     1. Any failure of a party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of other provisions or of the right of such party thereafter to enforce each and every provision.

     G.   HEADINGS.
          ---------

     1. The headings and numberings of Sections and Paragraphs used in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of the respective Sections and Paragraphs of this Agreement.

     H.   DWR MARKS.
          ----------

     1. DWR uses Morgan Stanley Dean Witter as a service mark in the offer and sale of its products (including unit investment trusts and LCM Trusts). LCM and Lightstone shall make no use of, other than with prior written approval by DWR, or have any interest in the names of logos, DWR, Morgan Stanley Dean Witter or Morgan Stanley Dean Witter Select Equity Trust or any other service mark or trademark of DWR or Affiliates thereof (the "DWR Marks").

     I.   INDEPENDENT CONTRACTOR.
          -----------------------

     1. For al purposes hereof, LCM shall be deemed to be an independent contractor and shall be fully responsible for any personnel performing work for DWR on LCM's behalf, including insurance, benefits and tax liability.

     2. Except as otherwise expressly provided herein or authorized in writing, a party shall have no authority to act for or represent in any way the other party, or otherwise be deemed the agent of DWR the other. For example:

     a) LCM shall have no authority to act for or represent in any way the LCM Trusts or the LCM Trust's sponsors or underwriters, or otherwise be deemed the agent of DWR. Neither DWR, the sponsors of the LCM Trusts nor the LCM Trusts are partners or joint venture partners with LCM and nothing herein shall be construed so as to make them partners or joint venture partners or impose any liability as such on any one of them for LCM.

     b) DWR shall have no authority to act for or represent in any way LCM or LCM Information except as provided in this Agreement, or otherwise be deemed the agent of LCM. Neither LCM nor Lightstone are partners or joint venture partners with DWR and nothing herein shall be construed so as to make them partners or joint venture partners or impose any liability as such on any one of them for DWR.

     J.   ASSIGNMENT OR SALE OF BUSINESS.
          -------------------------------

     1. Neither party to this Agreement shall assign this Agreement (including any assignment resulting from the sale of substantially all of its business or assets) without the other party's written consent.

     K.   RESOLUTION OF CONFLICTS.

     1. This Agreement shall be construed and interpreted and is enforceable in accordance with the laws of the State of New York, without reference to its conflicts of laws.

     2. Any litigation based hereon, or arising out of, under or in connection with this Agreement or any documents or instruments contemplated hereby shall be brought and maintained in the courts of the State of New York or in the United States District Court for the Southern District of New York before a judge, special master or panel, and the parties hereby expressly agree that they shall not seek a jury trial in any such litigation and hereby irrevocably waive the right to a jury trial.

     3. The parties hereby expressly and irrevocably submit to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York for the purpose of any such litigation arising out of this Agreement. The parties further irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York. Each of the parties hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

     L.   AMENDMENT.
          ----------

     1. No provision of this Agreement may be amended or waived except by an instrument in writing executed by the parties hereto.

     XVI. NOTICES.
          --------

     1. All notices and other written communications specified herein shall be in writing (which term shall at the option of the notifying party include electronic facsimile) and shall be (i) personally delivered,
          (ii) transmitted by first-class mail, postage prepaid, or (iii) transmitted by facsimile with confirming telephone call to the parties as follows, or to any such location that a party notifies the other parties in advance for notices:

     If to LCM:

          Lightstone Capital Management LLC

          Suite 301
          16 Midchester Ave.
          White Plains, NY  10606-3605
          Attn:  Mr. John B. Lightstone, President

     with a copy to:

          Kramer Levin Naftalis & Frankel LLP 919 Third
          Avenue New York, New York 10022 Attn: Carl
          Frischling, Esq.

     If to DWR:

          Dean Witter Reynolds Inc.
          2 World Trade Center
          New York, New York  10048
          Attn:  Director of Unit Investment Trusts


     IN WITNESS WHEREOF, the undersigned LCM and DWR agree to the terms and provisions of this Agreement.

                                               Lightstone Capital Management LLC

                                             By: _______________________________
                                                      Name: John B. Lightstone
                                                     Title: President

                                                          Date: February 1, 1999


                                                       Dean Witter Reynolds Inc.

                                              By: ______________________________
                                                      Name: Thomas Hines
                                                     Title: First Vice President

                                                          Date: February 1, 1999